Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the annual report to which this exhibit is being filed, Toro Corp. (the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1) Common shares, par value $0.001 per share (the “common shares”); and

(2) Preferred Share Purchase Rights under the Rights Agreement, as defined below (a “Right” or the “Rights”).

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of (i) the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), (ii) the Company’s Amended and Restated Bylaws (the “Bylaws”), and (iii) the Shareholder Protection Rights Agreement, dated as of March 7, 2023 (the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (the “Rights Agent”), each of which is an exhibit to the annual report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”) of which this Exhibit is a part. We encourage you to refer to our Articles of Incorporation, Bylaws and the Rights Agreement for additional information.

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report.

OUR SHARE CAPITAL

Under our Articles of Incorporation our authorized capital stock consists of 4,000,000,000 registered shares, of which 3,900,000,000 are designated as common shares, par value $0.001 per share, and 100,000,000 are designated as preferred shares, par value $0.001 per share. As of December 31, 2025 and March 31, 2026, we had 21,473,509 common shares issued and outstanding and 28,852,084 common shares issued and outstanding, respectively, 140,000 1.00% Series A Fixed Rate Cumulative Perpetual Convertible Preferred Shares issued and outstanding and 40,000 Series B Preferred Shares issued and outstanding. No Series C Participating Preferred Shares were authorized as of the same time. Our common shares and associated Rights are listed on the Nasdaq Capital Market under the symbol “TORO”.

Any amendment to our Articles of Incorporation to alter our capital structure requires approval by an affirmative majority of the voting power of the total number of shares issued and outstanding and entitled to vote thereon. Shareholders of any series or class of shares are entitled to vote upon any proposed amendment, whether or not entitled to vote thereon by the Articles of Incorporation, if such amendment would (i) increase or decrease the par value of the shares of such series or class, or, (ii) alter or change the powers, preferences or special rights of the shares of such series or class so as to adversely affect them. Such class vote would be conducted in addition to the vote of all shares entitled to vote upon the amendment and requires approval by an affirmative majority of the voting power of the affected series or class.

DESCRIPTION OF COMMON SHARES

Holders of common shares do not have conversion, sinking fund, redemption or pre-emptive rights to subscribe to any of our securities. There are no restrictions under Marshall Islands law on the transferability of our common shares. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we have issued in the past or which we may issue in the future.

Voting Rights

Each outstanding common share entitles the holder to one (1) vote on all matters submitted to a vote of shareholders. Our directors are elected by a plurality of the votes cast by shareholders entitled to vote and serve for three-year terms. There is no provision for cumulative voting. Our common shares and Series B Preferred Shares vote together as a class on most matters submitted to a vote of shareholders of the Company, though our Articles of Incorporation provide for a separate vote of the Series B Preferred Shares for certain matters adversely impacting such shares rights and preferences. Series B Preferred Shares have one hundred thousand (100,000) votes per share and currently have a controlling vote over the matters put to a vote of the Company’s shareholders over which they are entitled to vote together with the common shares as a single class.

All of our 40,000 Series B Preferred Shares were issued to Pelagos Holdings Corp (“Pelagos”). Pelagos is a company controlled by Petros Panagiotidis, our Chairman and Chief Executive Officer. Further, as of March 25, 2026, Pani, a corporation controlled by Mr. Panagiotidis, owned 64.1% of our 28,852,084 outstanding common shares. As a result, we are controlled by Mr. Panagiotidis, which makes it more difficult to effect a change of control of us.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred shares, including the Series A Preferred Shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors (the “Board”) out of funds legally available for dividends.

Our Series A Preferred Shares provide that holders of Series A Preferred Shares are entitled to receive, when, as and if declared by our Board, but only out of funds legally available therefor, cumulative cash dividends at the Annual Rate and no more, payable quarterly in arrears on the 15th day of each January, April, July and October, respectively, in each year, beginning on April 15, 2023 (each, a “Dividend Payment Date”), with respect to the Dividend Period ending on the day preceding such respective Dividend Payment Date. So long as any Series A Preferred Share remains outstanding, unless full Accrued Dividends on all outstanding Series A Preferred Shares through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, other than a dividend payable solely in stock that ranks junior to the Series A Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

For purposes of the Series A Preferred Shares:

(i) “Accrued Dividends” means an amount computed at the Annual Rate from, as to each share, the date of issuance of such share to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share;

(ii) “Annual Rate” means (A) from, and including, March 7, 2023 to, but excluding, the seventh anniversary of such date (the “Reset Date”), 1.00% per annum of the stated amount and (B) for each Dividend Period commencing on or after the Reset Date, the Annual Rate in effect for the prior Dividend Period multiplied by a factor of 1.3; provided, however, that in no event will the Annual Rate on the Series A Preferred Shares exceed 20% per annum in respect of any Dividend Period;

(iii) “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date; and

(iv) “Junior Stock” means our common shares, the Series B Preferred Shares and any class or series of our stock that ranks junior to the Series A Preferred Shares in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up.

So long as any Series A Preferred Share remains outstanding, unless full Accrued Dividends on all outstanding Series A Preferred Shares through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no monies may be paid or made available for a sinking fund for the redemption or retirement of Junior Stock, nor shall any shares of Junior Stock be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than (i) as a result of (x) a reclassification of Junior Stock, or (y) the exchange or conversion of one share of Junior Stock for or into another share of stock that ranks junior to the Series A Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company; or (ii) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that rank junior to the Series A Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

Liquidation Rights

Upon our dissolution or liquidation or winding up of our affairs, whether voluntary or involuntary, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, including the Series A Preferred Shares, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution.

Our Series A Preferred Shares provide that in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any Junior Stock, holders of Series A Preferred Shares will be entitled to receive out of our assets legally available for distribution to our shareholders an amount equal to the stated amount per Series A Preferred Share ($1,000), together with an amount equal to all Accrued Dividends to the date of payment whether or not earned or declared (the “Liquidation Preference”). If the Liquidation Preference has been paid in full to all holders of Series A Preferred Shares and all holders of any class or series of our stock that ranks on a parity with Series A Preferred Shares in the distribution of assets on liquidation, dissolution or winding up of the Company, the holders of Junior Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

Limitations on Ownership

Under Marshall Islands law generally and our Articles of Incorporation, there are no limitations on the right of persons who are not citizens or residents of the Marshall Islands to hold or vote our common shares.

DESCRIPTION OF THE RIGHTS UNDER THE STOCKHOLDERS RIGHTS AGREEMENT

Preferred Shares and the Rights

Our Articles of Incorporation authorize our Board to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

On March 7, 2023, our Board declared a dividend of one preferred share purchase right for each outstanding common share and adopted a rights plan, as set forth in the Rights Agreement. Each Right entitles the holder to purchase from the Company, for $22, one common share (or one one-thousandth of a share of Series C Participating Preferred Shares) and will become exercisable following the earlier of (i) the tenth business day (or other date designated by resolution of the Board) after any person other than our Chairman and Chief Executive Officer, Petros Panagiotidis, or Mr. Panagiotidis’ controlled affiliates commences a tender offer that would result in such person becoming the beneficial owner of a total of 15% or more of the common shares or (ii) the date of the “Flip-in” Trigger, as defined below.

The rights plan adopted under the Rights Agreement and the Rights have the following characteristics:

•
Distribution and Transfer of the Rights. Our Board will declare a dividend of one Right for each share of our common shares outstanding. Prior to the Separation Time referred to below, the Rights would be evidenced by and trade with our common shares and would not be exercisable. After the Separation Time, we would cause the Rights Agent to mail Rights certificates to shareholders and the Rights would trade independent of the common shares. New Rights will accompany any new common shares of the Company issued after the Distribution until the Separation Time.

•
Separation Time. Rights would separate from our common shares and become exercisable following the earlier of (i) the tenth (10) business day (or other date designated by resolution of the Board) after any person (other than Mr. Panagiotidis or his controlled affiliates) commences a tender offer that would result in such person becoming the beneficial owner of a total of 15% or more of the common shares or (ii) the date of the “Flip-in” Trigger.

•
Exercise of the Rights. On or after the Separation Time, each Right would initially entitle the holder to purchase, for $22 (the “Exercise Price”), one common share (or one one-thousandth of a share of Series C Participating Preferred Shares, such portion of a Series C Participating Preferred Share being designed to give the shareholder approximately the same dividend, voting and liquidation rights as would one common share). Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

•
“Flip-in” Trigger. Upon public announcement by the Company that any person other than Mr. Panagiotidis or his controlled affiliates (an “Acquiring Person”) has acquired 15% or more of our outstanding common shares:

(i)	Rights owned by the Acquiring Person or transferees thereof would automatically be void; and

(ii)
each other Right will automatically become a right to buy, for the Exercise Price, that number of common shares of the Company (or equivalent fractional shares of Series C Participating Preferred Shares) having a market value of twice the Exercise Price.

•
“Flip-over” Trigger. After an Acquiring Person has become such, (i) the Company may not consolidate or merge with any person, if the Company’s Board is controlled by the Acquiring Person or the Acquiring Person is the beneficial owner of 50% or more of the outstanding shares of our common shares, and the transaction is with the Acquiring Person or its affiliate or associate or the shares owned by the Acquiring Person are treated differently from those of other shareholders, and (ii) the Company may not sell 50% or more of its assets if the Company’s Board is controlled by the Acquiring Person unless in either case proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of common shares of such other person having a market value of twice the Exercise Price.

•	Redemption. The Rights may be redeemed by the Board, at any time until a “Flip-in” Trigger has occurred, at a redemption price of $0.001 per Right.

•
Power to Amend. Our Board may amend the Rights Agreement in any respect until a “Flip-in” Trigger has occurred. Thereafter, our Board may amend the Rights Agreement in any respect not materially adverse to Rights holders generally.

•	Expiration. The Rights will expire on the tenth anniversary of the Distribution Date.

Furthermore, if any person (other than Mr. Panagiotidis or his controlled affiliates) acquires between 15% and 50% of our outstanding common shares, the Board may, in lieu of allowing Rights to be exercised, require each outstanding Right to be exchanged for one common share of the Company (or one one-thousandth of a share of Series C Participating Preferred Shares). The Board may enter into a trust agreement pursuant to which the Company would deposit into a trust its common shares that would be distributable to shareholders (excluding the Acquiring Person) in the event this exchange option is implemented.

Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Exchange Act, as amended, are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

The Rights Agreement “grandfathers” the current level of ownership of persons who, prior to the date of the Rights Agreement, beneficially owned 15% or more of our outstanding common shares, so long as they do not purchase additional shares in excess of certain limitations. Such provisions also “grandfather” our Chairman and Chief Executive Officer, Petros Panagiotidis, and Mr. Panagiotidis’ controlled affiliates.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.

Anti-Takeover Provisions in our Articles of Incorporation and Bylaws

Several provisions of the Articles of Incorporation and Bylaws could make it difficult for shareholders to change the composition of our Board in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions are:

•	authorizing our Board to issue “blank check” preferred shares without shareholder approval;

•	providing for a classified Board with staggered, three-year terms for three classes of directors;

•	establishing certain advance notice requirements for nominations for election to our Board or for proposing matters that can be acted on by shareholders at shareholder meetings;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing supermajority voting provisions with respect to amendments to certain provisions of our Articles of Incorporation and Bylaws.

The Articles of Incorporation also prohibit any Interested Shareholder from engaging in a Business Combination (as defined in the Articles of Incorporation) with us within three years after the owner acquired such ownership, except where:

•	the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of voting stock outstanding those shares or equity interests owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares or equity interests held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the Interested Shareholder.

The foregoing restrictions do not apply if:

•
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares or equity interests so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

o	a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Company is required);

o
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding common shares of the Company; or

o	a proposed tender or exchange offer for 50% or more of the outstanding common shares of the Company.

For the purposes of the foregoing, “Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting stock of the Company, or (ii) is an affiliate or associate of the Company and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting stock of the Company, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting stock of the Company deemed to be outstanding shall include voting stock deemed to be owned by the person, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding the foregoing, Petros Panagiotidis, his affiliates and associates shall not be considered an Interested Shareholder.

Marshall Islands Company Considerations

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA provides that its provisions shall be applied and construed in a manner to make them uniform with the laws of the State of Delaware and other states of the United States of America with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. As a result, you may have more difficulty protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table outlines significant differences between the statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Marshall Islands	Delaware

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation

Any two or more domestic corporations may merge or consolidate into a single corporation if approved by the board of each constituent corporation and if authorized by a majority vote at a shareholder meeting of each such corporation by the holders of outstanding shares.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board of directors (and notice of the meeting shall be given to each shareholder of record, whether or not entitled to vote), shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Upon approval by the board, any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any such corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Marshall Islands	Delaware

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Director

The board of directors must consist of at least one member.

The number of directors may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw. The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

The board of directors must consist of at least one member.

The number of board members shall be fixed by, or in a manner provided by, the bylaws and amended by an amendment to the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the bylaws may provide for such removal by board action, except in the case of any director elected by cumulative voting, or by shareholders of any class or series when entitled by the provisions of the articles of incorporation.
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
If the articles of incorporation or bylaws provide any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause unless the certificate of incorporation provides otherwise.

Marshall Islands	Delaware
Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration which is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding those limited exceptions, appraisal rights will be available if shareholders are required by the terms of an agreement of merger or consolidation to accept certain forms of uncommon consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
• alters or abolishes any preferential right of any outstanding shares having preference; or
• creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• alters or abolishes any preemptive right granted by law and not disseated by the articles of incorporation of such holder to acquire shares or other securities; or
• excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware
Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of $50,000 or less.

Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).